Exhibit 99.1

Contact: Patricia Phillips
602/207-1040
pphillip@viad.com

Viad Corp Announces that Travelers Express has Completed Sale of
Game Financial Corporation to Certegy Inc.

Phoenix, Ariz., March 4, 2004 – Viad Corp (NYSE: VVI) today announced that its subsidiary, Travelers Express Company, Inc., completed the sale of Game Financial Corporation to a subsidiary of Certegy Inc. for approximately $43 million in cash.

     As a result of the sale, Viad Corp expects to record an after-tax gain of approximately $11 million ($0.13 per diluted share) in the first quarter of 2004. In addition, Viad may record future gains of up to $4 million, after-tax, based on contingencies in the contract.

     On January 29, 2004, Viad Corp provided guidance for full year 2004 and first quarter 2004. As shown below, guidance is amended to reflect the sale of Game Financial.

•	For the first quarter 2004, including the gain on sale, Viad Corp diluted earnings per share is expected to be in the range of $0.43 to $0.46, versus previous guidance of $0.30 to $0.33.

•	For the full year 2004, including the gain on sale, Viad Corp diluted earnings per share is expected to be in the range of $1.46 to $1.51, versus the previous guidance of $1.35 to $1.40. This guidance assumes no separation of Travelers Express from Viad Corp. If the separation occurs, there will be certain separation costs related to debt prepayment, preferred stock redemption, and legal, accounting and investment banking services, among others, as described in the Form 10. These costs are not reflected in this guidance.

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     Viad is a $1.6 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com. Questions about the proposed spin-off transaction can be addressed to Viad Corp Investor Relations Department at 602-207-2681.

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Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations or trends concerning the potential spin-off transaction or concerning future growth, operating cash flows, availability to Viad and MoneyGram of short-term and long term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, restructuring plans (including timing and realization of cost savings), investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses and its ability to effect the spin-off transaction, can be affected by a host of risks and uncertainties. Among other things regulatory matters, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any further deterioration in the economy may individually or in combination impact the ability to effect the transaction and future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.